                                      DRAFT



For Immediate Release                 Contact:  Timothy J. Reid   (785) 295-6695

PAYLESS SHOESOURCE ANNOUNCES NEW SENIOR SECURED REVOLVING CREDIT FACILITY

               TOPEKA, Kan., January 22, 2004 -- Payless ShoeSource, Inc. (NYSE:PSS) today announced that its wholly-owned subsidiary, Payless ShoeSource Finance, Inc., has replaced its $150 million Senior Secured Revolving Credit Facility with a new Senior Secured Revolving Credit Facility. Funds borrowed under the new facility are secured by merchandise inventory and receivables. The company may borrow up to $200 million through the new revolving credit facility, subject to a sufficient borrowing base. The new Revolving Credit Facility is scheduled to expire in January 2008, with an optional one-year extension to January 2009. The previous $150 million Revolving Credit Facility was scheduled to expire in April 2005.

         As with the previous Revolving Credit Facility, under the new arrangement funds are available to support the short-term borrowing needs of the company. Currently, the company has no outstanding indebtedness on the new Credit Facility. Availability is reduced by outstanding letters of credit.

         The new Revolving Credit Facility provides the company reduced annual fees, a lower interest rate, and greater flexibility than the previous Credit Facility. There are no financial covenants associated with the new Revolving Credit Facility. In addition, the new Revolving Credit Facility places no restrictions on capital expenditures or share repurchases if availability of credit remains above certain thresholds.

         Wells Fargo Retail Finance is the arranger and administrative agent for this new Revolving Credit Facility.

         Payless ShoeSource, Inc. is the largest family footwear retailer in the Western Hemisphere. The company operates a total of 5,056 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(sm), at www.payless.com.